Consulting Agreement

This Agreement, made this 4th day of August 2006 by and between Ocean West Holding Corporation, a Delaware corporation having its principal office at 26 Executive Park Ste. 250, Irvine, CA 92614 (hereinafter referred to as "the Company" and CJB Group, Inc. a Florida corporation having its principal office at 10642 Saint Thomas Drive, Boca Raton, FL 33498 (hereinafter referred to as the "Consultant").

Recitals:

A. The Company desires to engage Consultant and Consultant desires to undertake such activity for the Company. The parties agree as follows:

1. **Appointment and Acceptance.**

The Company appoints Consultant as its public/investor relations representative to provide all services reasonably requested by the Company for a term of one year. The Company acknowledges and agrees that Consultant has been retained solely to provide the advice or services set forth in this Agreement. Consultant shall act as an independent contractor and any duties of Consultant arising out of its engagement hereunder shall be owed solely to the Company.

2. **Amount of Compensation.**

(a) The Consultant's compensation for the services shall be the following: The sum of seven thousand – five hundred dollars ($7,500) per month due on the first day of each month. In addition, the Company will compensate Consultant with 150,000 restricted shares of the Company's Common Stock at zero cost, upon the execution of this Agreement and warrants to purchase an additional 200,000 shares of Common Stock (exercisable at today's closing stock price) exercisable as follows: 100,00 shares shall vest and become exercisable in

three months and the additional 100,000 shares of Common Stock in six months from the execution of this Agreement provided the Agreement has not been terminated.

3. **Term of Agreement and Termination.**

This Agreement shall be in effect on the date written above and shall continue in force until terminated by either the Company or Consultant on ninety (90) days prior written notice by registered or certified mail.

4. **Cooperation.**

The Company will furnish Consultant with all information and data as Consultant believes, acting reasonably, is appropriate in connection with its activities on the Company's behalf, and shall provide Consultant full access to its officers, directors, employees and professional advisors.

The Company recognizes and confirms that Consultant, in connection with performing its services hereunder, (i) will be relying without investigation upon all information that is available from public sources or supplied to it by or on behalf of the Company or its advisors; (ii) shall not in any respect be responsible for the accuracy or completeness of, or have any obligation to verify, the same; and (iii) will not conduct any appraisal of any assets of the Company.

Consultant covenants that it shall not make any unauthorized or untrue statement relating to the Company in providing the services on behalf of the Company hereunder and agrees that it shall indemnify the Company for any breach of this obligation pursuant to the terms and conditions of Section 6 of this Agreement.

5. **Confidentiality.**

The Company agrees that any advice in writing and designated as confidential (the "Consultant Confidential Information") provided by Consultant pursuant to this Agreement will be treated by the Company as confidential, will be solely for the information and assistance of the Company in connection with its consideration of transactions of the type referred to in this Agreement and will not be used, circulated, quoted or otherwise referred to for any other purpose, nor will it be filed with, included in or referred to, in whole or part, in any registration statement, proxy statement or any other communication, whether written or oral, prepared, issued or transmitted by the Company or any affiliate, director, officer, employee, agent or representative of any thereof, without, in each instance, Consultant's prior written consent.

Further, in connection with this engagement of Consultant, it is contemplated that the Company may supply to Consultant certain non-public or proprietary information concerning the Company (the "Company Confidential Information"). Consultant shall use Company Confidential Information solely for the purposes of rendering services pursuant to and in accordance with this engagement and shall not disclose any Company Confidential Information to any person, other than its officers, directors, employees and outside advisors with a need to know.

For the purposes of this Agreement, the Company Confidential Information and the Consultant Confidential Information (collectively, the "Confidential Information") shall not include:

(a) information which is in the public domain at the date of disclosure of the Confidential Information to the party in receipt of such Confidential Information (the "Receiving

Party") to or which thereafter enters the public domain through no fault of the Receiving Party (but only after it enters the public domain);

(b) information which is already known to the Receiving Party at the time of its disclosure to the Receiving Party;

(c) information which, following its disclosure to the Receiving Party, is received by the Receiving Party without obligation of confidence from a third party who the Receiving Party had no reason to believe was not lawfully in possession of such information free of any obligation of confidence; and

(d) expertise which the Receiving Party has at the date hereof or which the Receiving Party develops or enhances as a result of reviewing the information or material provided.

The Receiving Party shall be entitled to disclose Confidential Information:

(a) if required pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official; or

(b) to those of its employees, agents and advisors that have a need to know the Confidential Information.

6. **Indemnification.**

Consultant and Company shall indemnify and hold each other harmless of and from any and all claims or liability arising as a result of negligent, intentional or other acts by Consultant or Company .

7. **Governing Law; Remedies.**

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, United States of America, as applicable to contracts made and to

be performed within such state without giving effect to its conflict of law provisions. Both parties expressly consent to jurisdiction and venue in a court of competent jurisdiction in Palm Beach County, Florida over all disputes had by one party against the other arising out of this Agreement.

(b) If any action is brought to enforce or interpret this Agreement, the prevailing party will recover its reasonable attorneys fees and other costs incurred in that action from the other party, in addition to any and all other relief to which the prevailing party may be entitled.

8. **Complete Agreement; Severability; Amendments; Assignment.**

This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes any prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both Consultant and the Company.

This Agreement shall be binding upon and inure to the benefit of the Company, Consultant, each Indemnified Person and their respective successors and permitted assigns.

In Witness Whereof, the parties hereto have executed this Agreement the day and year first above written.

CJB GROUP, INC.

By: Matthew J. [signature]
Name:
Title: President

OCEAN WEST HOLDING CORPORATION

By: [signature]
Name: Darryl Cohen
Title: CEO